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                                                                    Exhibit 99.1



[Mazel Stores, Inc. Logo]                                    31000 AURORA ROAD
                                                            SOLON, OHIO  44139
                                                                (440) 248-5200
                                                            FAX (440) 349-4056


FOR IMMEDIATE RELEASE

Contact:   Ed Cornell
           Executive V.P. & Chief Financial Officer
           Mazel Stores, Inc.
           (440) 248-5200

      MAZEL STORES, INC. ANNOUNCES TERMINATION OF VCM, LTD. JOINT VENTURE


Cleveland, Ohio (February 5, 2002) - Mazel Stores, Inc. (NASDAQ: MAZL) and Value City Department Stores, Inc. (NYSE: VCD), each announced today that they have reached agreement on the terms of the previously announced termination of their VCM, Ltd. joint venture that operates the Health and Beauty Care, Toy and Sporting Good departments in Value City Department Stores. Value City will now be the sole operator of these departments.

As part of the transaction, Value City paid Mazel $8,375,000 for its 50% ownership interest in the venture. In addition, Mazel received $4,082,000 representing the fiscal 2001 (ended February 2, 2002) management fees earned from VCM, Ltd. Mazel estimates that it will report a net loss related to its equity ownership in VCM, Ltd. of approximately $1 million for fiscal 2001.

Peter Hayes, Chief Executive Officer of Mazel, commented, "The termination of VCM, Ltd. will permit our management team to focus our energy on the continued improvement and growth of our retail division. During the fourth quarter, our retail division experienced significant improvements in both same store sales and operating income. We are now more narrowly focused on continuing the positive trends during the coming fiscal year."


Edward Cornell, Executive Vice President and Chief Financial Officer, added, "This aggregate cash receipt of $12,457,000 and improved balance sheet management will allow us to repay our more expensive term debt and to further decrease our borrowing needs under our $70 million revolving credit facility."


Mazel Stores, Inc., is a major regional closeout retailer and the nation's largest wholesaler of closeout merchandise. The Company operates 76 stores in New York, New Jersey, Connecticut, Pennsylvania, Delaware, Ohio, Kentucky and Michigan under the names "Odd Job," "Odd Job Trading" and "Mazel's." Company information is available on the Internet at www.mazelstores.com.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, (i) the Company's execution of a plan to restore its retail stores to profitability and the profitability of its wholesale division; (ii) the ability to purchase sufficient quality closeout and other merchandise at acceptable terms; and
(iii) the ability of the Company to attract and retain qualified management and store personnel. Please refer to the Company's SEC filings for further information.